Exhibit 3(i)
                          CERTIFICATE OF INCORPORATION

                                       OF

                                    CITICORP
                              --------------------

      FIRST. The name of the Corporation is Citicorp.

      SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH. (A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 11,000 shares, of which 1,000 shares shall be shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 10,000 shares shall be shares of Common Stock, par value $.01 per share ("Common Stock").

      (B) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.

      FIFTH. The by-laws may be made, altered, amended or replaced by the Board of Directors. The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

      SIXTH. (A) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not,


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of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      (B) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

      (C) The Corporation may indemnify any person who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the extent and under the circumstances provided by paragraphs A and B of this Article SIXTH with respect to a person who is or was a director or officer of the Corporation.

      (D) Any indemnification under paragraphs A and B of this Article SIXTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of directors who were not parties to such action, suit or proceeding, even if less than a quorum, or by a committee of one or more disinterested directors designated by the Board of Directors by a majority vote of disinterested directors (even if less than a quorum), (b) if a majority of disinterested directors or of such a committee so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

      (E) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (with respect to directors and officers) and may (with respect to employees and agents) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH.


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      (F) The indemnification provided by this Article SIXTH shall not be deemed exclusive  of any other  rights to which those  seeking  indemnification  may be
entitled  under  any  statute,  by-law,   agreement,  vote  of  stockholders  or
disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee
or  agent  and  shall  inure  to  the  benefit  of  the  heirs,   executors  and
administrators of such a person.

      (G) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or of any corporation a majority of the voting stock of which is owned by the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or would be required to indemnify him or her against such liability under the provisions of this Article SIXTH or of the General Corporation Law of the State of Delaware.

      (H) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provision by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      SEVENTH. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the Delaware General Corporation Law, the meeting and vote of stockholders may be dispensed with if such action is taken with the written consent of the holders of not less than a majority of all the stock entitled to be voted upon such action if a meeting were held; provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for such action, and provided that prompt notice is given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent. Election of directors need not be by ballot.

      EIGHTH. The Corporation reserves that right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.